                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                 SCHEDULE 14A


                   Proxy Statement Pursuant to Section 14(a)

                    of the Securities Exchange Act of 1934

                             (Amendment No.      )

   Filed by the Registrant      [X]

   Filed by a Party other than the Registrant      [_]

   Check the appropriate box:

   [_]      Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

   [X]      Definitive Proxy Statement

   [_]      Definitive Additional Materials

   [_]      Soliciting Material Pursuant to Section 240.14a-12

                       MERISTAR HOSPITALITY CORPORATION

             (Name of Registrant as Specified In Its Certificate)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

[X]No fee required.
[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
        22(a)(2) of Schedule 14A.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

[_]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
         0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

4) Date Filed:

[LOGO] MERISTAR
HOSPITALITY CORPORATION
                          1010 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20007

Dear Stockholder:

   You are cordially invited to attend the 2002 Annual Meeting of Stockholders of MeriStar Hospitality Corporation (the "Company"), which will be held at the Latham Hotel, 3000 M Street, N.W., Washington, D.C. 20007 on May 23, 2002, at 9 a.m., Eastern Time. All holders of the Company's outstanding common stock, par value $.01 per share, as of the close of business on April 15, 2002, are entitled to vote at the Annual Meeting.

   Enclosed for your information are copies of the Company's Proxy Statement and Annual Report to Stockholders. We believe that you will find these materials informative.

   We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible in order to make certain that your shares will be represented at the Annual Meeting.

                                          /s/ Paul Whetsell
                                          Paul W. Whetsell
                                          Chief Executive Officer and
                                          Chairman of the Board

                                [LOGO] MERISTAR
                            HOSPITALITY CORPORATION
                          1010 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20007

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 23, 2002

                               -----------------

To the Stockholders of MERISTAR HOSPITALITY CORPORATION:

   Notice is hereby given that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of MeriStar Hospitality Corporation, a Maryland corporation (the "Company"), will be held at the Latham Hotel, 3000 M Street, N.W., Washington, DC 20007 on May 23, 2002, at 9:00 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

      1. To elect three members of the Board of Directors to serve three-year terms expiring on the date of the Annual Meeting in 2005 and until their successors are duly elected and qualified, and one member to serve a one-year term, expiring on the date of the Annual Meeting in 2003 and until his successor is duly elected and qualified;

      2. To consider and vote upon ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2002;

      3. To consider and vote upon a stockholder proposal, if properly presented at the Annual Meeting, to take measures necessary to change the Company's jurisdiction of incorporation from Maryland to Delaware; and

      4. To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

   The Board of Directors has fixed the close of business on April 15, 2002, as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

   All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, it is requested that you promptly complete, sign and return the enclosed proxy card.

                                          By Order of the Board of Directors

                                          /s/ Christopher Bennett
                                          Christopher L. Bennett
                                          Secretary
April 16, 2002

                                [LOGO] MERISTAR
                            HOSPITALITY CORPORATION
                          1010 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20007

                               -----------------

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 MAY 23, 2002

                               -----------------

                                 INTRODUCTION

   The Board of Directors (the "Board of Directors") of MeriStar Hospitality Corporation, a Maryland corporation (the "Company"), is soliciting proxies from holders of the Company's common stock, par value $.01 per share (the "Common Stock"), to be voted at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Latham Hotel, 3000 M Street, N.W., Washington, D.C. 20007 on May 23, 2002, at 9:00 a.m., Eastern Time, and at any postponement or adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 23, 2002.

Solicitation and Revocability of Proxies

   The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting. Any stockholder giving a proxy for the meeting has the power to revoke it any time prior to its use by (i) granting a subsequently dated proxy, (ii) attending the Annual Meeting and voting in person, or (iii) otherwise giving notice of revocation in person or in writing to the Secretary of the Company. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, the proxy will be voted in accordance with such specification. If no instructions are specified, such shares of Common Stock will be voted FOR each of the nominees for directors named herein, FOR ratification of the appointment of KPMG LLP as the Company's independent auditors and AGAINST the stockholder proposal. The presence in person or by proxy of holders of a majority of the shares entitled to vote will constitute a quorum at the Annual Meeting. With respect to the election of directors, directors will be elected by a plurality of the votes cast. Votes may be cast in favor of election or withheld. Votes that are withheld will be excluded entirely from the calculation of votes and will have no effect on the result of the vote. The affirmative vote of a majority of the votes cast in person or by proxy is required for each of the other proposals. If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention or a broker non-vote will have no effect on the results of the votes.

Outstanding Shares and Voting Rights

   Only holders of record of outstanding shares of Common Stock at the close of business on April 15, 2002 will be entitled to vote at the Annual Meeting. At the close of business on April 11, 2002, the Company had 44,654,578 ares of Common Stock outstanding. Each outstanding share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

   The Board of Directors currently consists of ten directors, divided into three classes. At the Annual Meeting, three directors will be elected to serve three-year terms ending on the date of the Company's 2005 Annual Meeting and until their successor have been duly elected and qualified, and one director will be elected to serve a one-year term ending on the date of the Company's 2003 Annual Meeting and until any successor has been duly elected and qualified. Properly executed proxies will be voted as marked and, if not marked, will be voted in favor of the election of the four persons named below as members of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve or will not serve if elected. In the event any nominee shall become unavailable to stand for election, the individuals named as proxies in the accompanying proxy may vote for the election of a substitute nominee designated by the Board of Directors. Certain information concerning such nominees is set forth below.

   The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees identified below. Proxies solicited by the Board of Directors will be so voted except where authority has been withheld. Proxies cannot be voted for more people than the number of nominees named below.

Directors Nominated This Year for Terms Expiring in 2005.


          Name, Principal
            Occupation                                  Served as
      and Business Experience                         Director Since           Age              Class
      -----------------------                         --------------           ---              -----

  BRUCE G. WILES                                        1998            50                   I

   Bruce G. Wiles has been a director and Chief Investment Officer of the Company since August 1998.
Mr. Wiles was also President of the Company from August 1998 until October 2001. Since October 2001,
Mr. Wiles has been Chief Investment Officer of MeriStar Hotels & Resorts, Inc., the manager of all of the
Company's hotels. Mr. Wiles was Executive Vice President of American General Hospitality Corporation, a
predecessor of the Company, from April 1996 until August 1998. From 1989 to August 1998, Mr. Wiles served as Executive Vice President of American General Hospitality, Inc., where he was responsible for acquisition and development activities.

  JAMES F. DANNHAUSER                                   1998            49                   I

   James F. Dannhauser has been a director of the Company since August 1998. Mr. Dannhauser has been the Chief Financial Officer of Six Flags, Inc. since October 1995 and a member of the Board of Directors of
Six Flags since December 1992. Six Flags, Inc. is a publicly-traded amusement park company listed on the
NYSE. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq, de Neuflize & Co.
Incorporated, an investment banking firm. Mr. Dannhauser is a member of the Board of Directors of Lepercq.
Mr. Dannhauser serves as a Director of the International Association of Amusement Parks and Attractions

  JOHN EMERY                                            2000            38                   I

   John Emery has been a director of the Company since May 2000. Mr. Emery has served as President of the Company since October 2001 and Chief Operating Officer of the Company since April 2000. He currently also serves as President and Chief Operating Officer of MeriStar Hotels & Resorts, Inc. From August 1998 to
April 2000, Mr. Emery was Chief Financial Officer of the Company. From June 1997 until August 1998,
Mr. Emery served as Chief Financial Officer and Secretary of CapStar Hotel Company, a predecessor of the
Company. From March 1996 to June 1997, Mr. Emery served as Treasurer of CapStar Hotel Company. Prior to that, from January 1987 to September 1995, he worked for Deloitte & Touche LLP in various capacities, culminating in Senior Manager for the hotel and real estate industries. Mr. Emery is also a director of MeriStar
Hotels & Resorts, Inc.

Director Nominated This Year for a Term Expiring in 2003.

         Name, Principal
           Occupation                                  Served as
     and Business Experience                         Director Since      Age               Class
     -----------------------                         --------------      ---               -----

  J. TAYLOR CRANDALL                                      2002           48                 II

   J. Taylor Crandall has been a director of the Company since January 2002. Mr. Crandall is currently a
Managing Partner of Oak Hill Capital Management, Inc. and also serves on the Board of Advisors of Oak Hill
Strategic Partners, L.P. Mr. Crandall first joined Keystone in 1986 as Chief Financial Officer; he currently serves as Chief Operating Officer. Prior to his affiliation with KeyStone, Mr. Crandall was a Vice President with The First National Bank of Boston. Mr. Crandall is also a director of MeriStar Hotels & Resorts, Inc.,
Washington Mutual, Inc., Sunterra Corporation, US Oncology, Inc., Broadwing, Inc. and American Skiing
Company.

Directors whose Terms Do Not Expire at the 2002 Annual Meeting.

   The following directors' terms do not expire in 2002 and therefore are not standing for election at this Annual Meeting:

          Name, Principal
            Occupation                                  Served as
      and Business Experience                         Director Since        Age                Class
      -----------------------                         --------------        ---                -----

  WILLIAM S. JANES                                         1998             49                   II

   William S. Janes has been a director of the Company since August 1998, and his current term expires at the
Annual Meeting in 2003. Since 1990, Mr. Janes has served as a Principal, and currently serves as President, of
RMB Realty, Inc. which oversees the real estate investments of Keystone, Inc. and related entities. Prior to that, from 1984 to 1989, Mr. Janes served as Regional General Partner of Lincoln Property Company. Mr. Janes
serves as a director of MAX FW, LLC, Brazos Asset Management, Brazos Fund, The Mendik Company Inc.,
Carr Real Estate Services and American Skiing Company.

  STEVEN D. JORNS                                          1998             53                   II

   Steven D. Jorns has been Vice Chairman of the Board of Directors since August 1998, and his current term expires at the Annual Meeting in 2003. Mr. Jorns was also Chief Operating Officer of the Company from
August 1998 until January 1999. Mr. Jorns has also been Vice Chairman of the Board of Directors of MeriStar
Hotels & Resorts, Inc. since August 1998. From April 1996 to August 1998, Mr. Jorns was the Chairman of the
Board of Directors, Chief Executive Officer and President of American General Hospitality Corporation.
Mr. Jorns was also the founder of American General Hospitality, Inc. and had served since its formation in 1981 until August 1998 as its Chairman of the Board of Directors, Chief Executive Officer and President.

  H. CABOT LODGE III                                       1998             46                  III

   H. Cabot Lodge III has been a director of the Company since August 1998, and his current term expires at the Annual Meeting in 2004. Mr. Lodge is the co-founder of American Corporate Real Estate, Inc., a real estate investment bank which, through its affiliate, Acre Partners, specializes in long-term net leases with corporations. Mr. Lodge is an Executive Vice President of iStar Financial, Inc, which merged with Acre
Partners in 2001. From August 1983 to August 1995, Mr. Lodge was a Managing Director and Executive Vice
President of W.P. Carey & Co. Mr. Lodge is a member of the Board of Directors of TelAmerica Media, Inc.,
High Voltage Engineering Corp and iStar Financial, Inc. During 1997 and 1998, Mr. Lodge was Chairman of
Superconducting Core Technologies, which filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy
Code in September 1998. Mr. Lodge is also a principal of Carmel Lodge, LLC, a New York-based investment firm.

         Name, Principal
           Occupation                                 Served as
     and Business Experience                        Director Since      Age               Class
     -----------------------                        --------------      ---               -----

   D. ELLEN SHUMAN                                       2001           47                 III

   D. Ellen Shuman has been a director of the Company since March 2001, and her current term expires at the
Annual Meeting in 2004. Since January 1999, Ms. Shuman has been Vice President and Chief Investment
Officer of Carnegie Corporation of New York. Prior to January 1999, Ms. Shuman served as Director of
Investments at Yale University. Ms. Shuman is Vice Chair of the Board of Trustees of Bowdoin College,
serving on the Executive, Trustee Affairs, Investment and Honors Committees. Ms. Shuman is also a Board member of The Investment Fund for Foundations (TIFF) and an investment advisor to Edna McConnell Clark
Foundation.

   PAUL W. WHETSELL                                      1998           51                 III

   Paul W. Whetsell has been Chairman of the Board of Directors and Chief Executive Officer of the
Company since August 1998, and his current term expires at the Annual Meeting in 2004. Mr. Whetsell has also been the Chairman of the Board of Directors and Chief Executive Officer of MeriStar Hotels & Resorts, Inc.
since August 1998. Prior to August 1998, Mr. Whetsell had been Chairman of the Board of Directors of CapStar
Hotel Company since 1996 and had served as President and Chief Executive Officer of CapStar Hotel Company
since its founding in 1987.

   JAMES R. WORMS                                        1998           56                 III

   James R. Worms has been a director of the Company since August 1998, and his current term expires at the
Annual Meeting in 2004. Mr. Worms has served since August 1995 as a Managing Director of William E.
Simon & Sons L.L.C., a private investment firm and merchant bank, and President of William E. Simon & Sons
Realty, through which the firm conducts its real estate activities. Prior to joining William E. Simon & Sons,
Mr. Worms was employed in various capacities since March 1987 by Salomon Brothers Inc, an international investment banking firm, culminating with Managing Director. Mr. Worms is also a director of MeriStar Hotels
& Resorts, Inc.

                     COMMITTEES OF THE BOARD OF DIRECTORS

   During 2001, the Board of Directors of the Company met six times. During 2001, each director attended all of the meetings of the Board of Directors held while he or she was a director, except Messrs. Dannhauser, Doctoroff, Janes and Emery and Ms. Shuman who did not attend one meeting.

Board of Directors Committees

   The Board of Directors currently has four committees: an Audit Committee, a Compensation Committee, an Investment Committee and a Nominating Committee.

   The Audit Committee consists of three directors who are not employees of the Company. The Audit Committee is responsible for making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. During 2001, the Audit Committee met three times, and all of the then-current members attended all of the meetings. The current members of the Audit Committee are Messrs. Lodge, Shuman and Dannhauser. Mr. Dannhauser is chair of this committee.

   The Compensation Committee consists of two non-employee directors. The Compensation Committee is responsible for the determination of compensation of the Company's executive officers and the administration of the Company Incentive Plan, the Directors Plan and the POPs Plan. During 2001 the Compensation Committee met four times, and all of the members attended all of the meetings. The current members of the Compensation Committee are Messrs. Worms and Janes. Mr. Janes is chair of this committee.

   The Investment Committee consists of the Chairman of the Board and up to three non-employee directors. The Investment Committee is responsible for reviewing and approving all hotel acquisitions under $40 million and reviewing and recommending to the Board of Directors all hotel acquisitions over $40 million and all non-hotel acquisitions. During 2001, the Investment Committee did not meet. The current members of this committee are Messrs. Whetsell, Jorns and Worms. Mr. Whetsell is chair of this committee.

   The Nominating Committee consists of the Chairman of the Board and two non-employee directors. The Nominating Committee is responsible for nominating all other members of the Board of Directors. During 2001, the Nominating Committee met two times, and all of the members attended all of the meetings. The current members of this committee are Messrs. Whetsell, Janes and Lodge. Mr. Lodge is chair of this committee.

   The Board of Directors will consider nominations by Stockholders for directors. The Board of Directors would be pleased to receive suggestions from Stockholders about persons it should consider as possible members of the Board of Directors. Any such suggestion should be sent to the attention of the Secretary of the Company.

                              THE DIRECTORS PLAN

   The purpose of the Non-Employee Directors' Incentive Plan (the "Directors Plan") is to attract experienced and knowledgeable persons to serve as outside directors to the Company.

   There are currently seven directors who are not officers or employees of the Company or its subsidiaries on the Board of Directors (each an "Independent Director"). Independent Directors of the Company are compensated pursuant to the Company's Directors Plan, which is described below. Independent Directors of the Company will be paid an annual fee of $20,000. In addition, each Independent Director will be paid $1,250 for attendance at each meeting of the Board of Directors, $1,000 for attendance at each meeting of a committee of the Board of Directors of which such director is a member and $500 for each telephonic meeting of the Board of Directors or a committee thereof of which such director is a member. Directors who are employees of the Company will not receive any fees for their service on the Board of Directors or a committee thereof. The Company will reimburse directors for their out-of-pocket expenses in connection with their service on the Board of Directors.

Options

   Pursuant to the Directors Plan, each Independent Director is awarded an option to purchase 7,500 shares of Common Stock upon initial commencement of service as a director, whether by appointment or election. Thereafter, each Independent Director is granted an option (a "Stock Option") to purchase 5,000 shares of Common Stock on the first business day following each annual meeting of stockholders. The exercise price of option grants will be 100% of the fair market value of the Common Stock on the date of grant, and options will vest in three annual installments commencing one year after the date of grant. The exercise price may be paid in cash, cash equivalents acceptable to the Compensation Committee, Common Stock or a combination thereof. Options granted under the Directors Plan, once vested, are exercisable for ten years from the date of grant. Upon termination of service as a director, options that have not vested are forfeited and vested options may be exercised until they expire. All options accelerate upon a change in control of the Company.

Common Stock in Lieu of Fees

   Independent Directors may elect to receive all or a portion of their annual retainer in shares of Common Stock rather than cash. Unless an Independent Director elects otherwise, fees paid in stock will be paid at the same time as fees paid in cash.

Share Authorization

   A maximum of 500,000 shares of Common Stock may be issued under the Directors Plan. The share limitation and terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

Eligibility

   The Directors Plan provides for awards to be granted to Independent
Directors.

Certain Federal Income Tax Consequences

   Generally, an eligible director does not recognize any taxable income, and the Company is not entitled to a deduction upon the grant of an option. Upon the exercise of an option, the eligible director recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any. The director will then take a basis in such shares equal to their fair market value at the time of option exercise, and any gain or loss subsequently recognized upon a sale or exchange of such shares will be treated as capital gain or loss to such director. Special rules may apply as a result of Section 16 of the Securities Exchange Act of 1934, as amended. The Company is generally entitled to a deduction equal to the compensation taxable to the eligible director as ordinary income. Eligible directors may be subject to backup withholding requirements for federal income tax. Options are generally non-transferable. However, the Directors Plan authorizes the granting of options that are transferable to Permitted Family Members.

   The transfer of an option to a Permitted Family Member (as defined in the Company's Directors Plan) will have no immediate tax consequences to the Company, the director or the Permitted Family Member. Upon the subsequent exercise of the transferred option by the Permitted Family Member, the director will realize ordinary income in an amount measured by the difference between the option exercise price and the fair market value of the shares on the date of exercise, and the employer will be entitled to a deduction in the same amount. Any difference between such fair market value and the price at which the Permitted Family Member may subsequently sell such shares will be treated as capital gain or loss to the Permitted Family Member, long-term or short-term depending on the length of time the shares have been held by the Permitted Family Member.

Amendment and Termination

   The Directors Plan provides that the Board of Directors may amend or terminate the Directors Plan at any time. An amendment will not become effective without stockholder approval if the amendment (i) materially increases the number of shares that may be issued under the Directors Plan or
(ii) stockholder approval would be required for compliance with stock exchange rules. No options may be granted under the Directors Plan after December 31, 2008.

                            THE EXECUTIVE OFFICERS

   The only executive officers of the Company as of the date of this Proxy Statement are Messrs. Whetsell, Emery and Wiles, who are also members of the Board of Directors and whose position and office, business experience, term of office and age are described under Proposal 1: Election of Directors.

                            EXECUTIVE COMPENSATION

   The following table sets forth all compensation paid by the Company during 1999, 2000 and 2001 with respect to the Chief Executive Officer and the two other executive officers (the "Named Executive Officers").

                                          Annual Compensation                Long- Term Compensation
                                    -------------------------------- ----------------------------------------
                                                                        Restricted    Securities
                                                        Other Annual      Stock       Underlying  All Other
 Name And Principal Position   Year  Salary    Bonus    Compensation      Awards       Options   Compensation
 ---------------------------   ---- -------- ---------- ------------ ---------------- ---------- ------------

Paul W. Whetsell(6)........... 2001 $285,000         -- $621,522(5)  $   1,250,000(2)       --         (4)
 Chief Executive Officer and   2000  285,000 $  220,100  471,780(5)      1,089,844(2)       --       --
 Chairman of the Board         1999  285,000    250,900       3,313   1,133,656(1)(2)  375,000       --

John Emery(6)................. 2001  230,000         --  328,082(5)         --              --         (4)
 President, Chief Operating    2000  234,039    211,000  315,970(5)        697,500(2)       --       --
 Officer and Director          1999  275,000    222,800       2,688   1,116,131(1)(2)  250,000         (3)

Bruce G. Wiles(6)............. 2001  300,800         --  249,703(5)                --       --       --
 Chief Investment Officer and  2000  300,000    190,300  220,500(5)        261,563(2)       --       --
 Director                      1999  300,000    219,000       8,400   1,116,131(1)(2)  250,000         (3)

--------
(1) On February 4, 1999, pursuant to the MeriStar Incentive Plan (i) Mr. Whetsell received 25,000 restricted shares of the Company, which vest over five years, and (ii) Messrs. Emery and Wiles each received 15,000 restricted shares of the Common Stock, which vest over five years.
(2) In December 1999, the Compensation Committee approved the grant of Common Stock and other equity compensation to Messrs. Whetsell, Wiles and Emery (the "Restricted Equity Award"). In January 2000, the Compensation Committee determined that it would satisfy the Restricted Equity Award by issuing a combination of Common Stock, which is subject to a three-year vesting period beginning March 31, 2000 (the "Restricted Stock"), and a new class of OP Units, which is subject to the satisfaction of certain performance criteria ("POPs"). The stock portion of the Restricted Equity Award is valued based on the closing price per share of the Common Stock on the date of grant. Pursuant to the Restricted Equity Award, Mr. Whetsell received 350,000 shares of Common Stock and other equity compensation granted as follows (i) 37,500 shares of Restricted Stock on December 31, 1999, (ii) 137,500 shares of Restricted Stock on March 31, 2000 (of which 62,500 were issued on March 31, 2001 and 12,500 were issued on March 31,
    2002), and (iii) 175,000 POPs on March 29, 2000. Pursuant to the Restricted Equity Award, Mr. Emery received 175,000 shares of Common Stock and other equity compensation granted as follows (i) 47,500 shares of Restricted Stock on December 31, 1999, (ii) 40,000 shares of Restricted Stock on March 31, 2000, and (iii) 87,500 POPs on March 29, 2000. Pursuant to the Restricted Equity Award, Mr. Wiles received 125,000 shares of common stock and other equity compensation granted as follows (i) 47,500 shares of Restricted Stock on December 31, 1999, (ii) 15,000 shares of Restricted Stock on March 31, 2000, and (iii) 62,500 POPs on March 29, 2000.
(3) In December 1999, prior to Messrs. Emery and Wiles becoming officers of MeriStar Hotels & Resorts, Inc., the Compensation Committee approved the grant by MeriStar Hotels & Resorts to (i) Mr. Wiles of options to purchase 50,000 shares of MeriStar Hotels & Resorts at $3.06 per share and (ii) Mr. Emery of options to purchase 100,000 shares of MeriStar Hotels & Resorts at $3.06 per share.
(4) In April 2001, the Compensation Committee approved the grant of 200,000 POPs to Mr. Whetsell and 150,000 POPs to Mr. Emery. These POPs vest equally over three years.
(5) Represents dividends received on unvested restricted stock and distributions on POPs.
(6) Messrs. Whetsell, Emery and Wiles are also officers of MeriStar Hotels & Resorts, Inc. and are eligible to participate in the MeriStar Hotels & Resorts, Inc. Incentive Plan. In addition, Messrs. Whetsell and Emery have employment agreements with MeriStar Hotels & Resorts.

Stock Option Grants

   Messrs. Whetsell, Wiles and Emery were not granted options in fiscal year
2001.

                              COMPENSATION PLANS

THE INCENTIVE PLAN

   The purpose of the Company's Incentive Plan (the "Incentive Plan") is to:
(i) attract and retain employees and other service providers with ability and initiative, (ii) provide incentives to individuals whose efforts contribute to the performance and success of the Company, and (iii) align the interests of these individuals with the interests of the Company and its stockholders through opportunities for increased stock ownership.

Administration

   The Incentive Plan is administered by the Compensation Committee. The Compensation Committee may delegate its authority to administer the Incentive Plan. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term "Administrator" means the Compensation Committee or its delegate, as appropriate.

Eligibility

   Each employee of the Company or of an affiliate of the Company or any other person whose efforts contribute to the Company's performance is eligible to participate in the Incentive Plan ("Participants"). The Administrator may from time to time grant stock options, stock awards, incentive awards or performance shares to Participants. As of December 31, 2001, the class of Participants consisted of approximately 116 persons.

Options

   Options granted under the Incentive Plan may be incentive stock options ("ISOs") or nonqualified stock options. An option entitles a Participant to purchase shares of Common Stock from the Company at the option price. The option price may be paid in cash, with shares of Common Stock, or with a combination of cash and Common Stock. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than 100% for existing employees (85% in connection with the hiring of new employees) of the shares' fair market value on the date of grant; provided, however, no more than 10% of the shares under the Incentive Plan may be granted at less than 100% of fair market value. The exercise price of an ISO may not be less than 100% of the shares' fair market value on the date of grant (110% of the fair market value in the case of an ISO granted to a 10% Stockholder of the Company). Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator but the maximum term of an option is ten years in the case of an ISO or five years in the case of an ISO granted to a 10% stockholder.

   ISOs may only be granted to employees; however, no employee may be granted ISOs (under the Incentive Plan or any other plan of the Company) that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year for more than 750,000 shares of Common Stock.

Stock Awards

   Participants also may be awarded shares of Common Stock pursuant to a stock award. A Participant's rights in a stock award will be nontransferable or forfeitable or both unless certain conditions prescribed by the Administrator are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the Common Stock or the Company's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. A stock award, no portion of which is immediately vested and nonforfeitable, will be restricted, in whole or in part, for a period of at least three years; provided, however, that the period will be at least one year in the case of a stock award that is subject to objectives based on one or more of the foregoing performance criteria. The maximum number of stock awards that may be granted to an individual in any calendar year cannot exceed 50,000 shares of Common Stock.

Incentive Awards

   Incentive awards also may be granted under the Incentive Plan. An incentive award is an opportunity to earn a bonus, payable in cash, upon attainment of stated performance objectives. The objectives may be stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. The period in which performance will be measured will be at least one year. No Participant may receive an incentive award payment in any calendar year that exceeds the lesser of (i) 100% of the Participant's base salary (prior to any salary reduction or deferral election) as of the date of grant of the incentive award or (ii) $250,000.

Performance Share Awards

   The Incentive Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain standards are met. The Administrator will prescribe the requirements that must be satisfied before a performance share award is earned. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock, or by a combination of the two. No Participant may be granted performance shares for more than 12,500 shares of Common Stock in any calendar year.

Transferability

   Awards granted under the Incentive Plan are generally nontransferable. The Company may, however, grant awards, other than ISOs, which are transferable to certain Permitted Family Members (as defined in the Incentive Plan).

Share Authorization

   At any given time, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the Incentive Plan will be the total of
(i) 12.5% of the number of shares of Common Stock that were outstanding as of the end of the immediately preceding calendar year (rounded downward if necessary to eliminate fractional shares), minus (ii) the number of shares subject to awards that were granted under the Incentive Plan through the last day of the immediately preceding calendar year, plus (iii) as of the last day of the immediately preceding calendar year, the number of shares with respect to which previously granted awards have expired. All awards made under the Incentive Plan will be evidenced by written agreements between the Company and the Participant. The share limitation and the terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. As of April 11, 2002, the closing price of a share of Common Stock on the New York Stock Exchange was $18.30.

Certain Federal Income Tax Consequences

   In general, a Participant will not recognize taxable income upon the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value of the shares received on the date of exercise over the exercise price of the shares will be treated as an adjustment to alternative minimum taxable income. When a Participant disposes of shares acquired by exercise of an ISO, the Participant's gain (the difference between the sale proceeds and the price paid by the Participant for the shares) upon the disposition will be taxed as capital gain provided the Participant does not dispose of the shares within two years after the date of grant nor within one year after the date of exercise, and exercises the option while an employee of the Company or of a subsidiary of the Company or within three months after termination of employment for reasons other than death or disability, or within one year in the case of death or disability. If the first condition is not met, the Participant generally will realize ordinary income in the year of the disqualifying disposition. If the second condition is not met, the Participant generally will recognize ordinary income upon exercise of the ISO.

   In general, a Participant who receives a nonqualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Special timing rules may apply to a Participant who is subject to Section 16(a) of the Securities Exchange Act of 1940, as amended (the "Exchange Act").

   A Participant will recognize income on account of the settlement of a performance share award or incentive award. A Participant will recognize income equal to any cash that is paid and with respect to performance share awards, which are settled in shares, will recognize the fair market value of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award.

   The employer (either the Company or its affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option, the vesting of a restricted share award, payment under an incentive award and the settlement of a performance share award. The amount of the deduction will be equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain disqualifying dispositions of Common Stock acquired upon the exercise of an ISO.

   The transfer of a nonqualified stock option to a Permitted Family Member will have no immediate tax consequences to the Company, the Participant or the Permitted Family Member. Upon the subsequent exercise of the transferred option by the Permitted Family Member, the Participant will realize ordinary income in an amount measured by the difference between the option exercise price and the fair market value of the shares on the date of exercise, and the employer will be entitled to a deduction in the same amount. Any difference between such fair market value and the price at which the Permitted Family Member may subsequently sell such shares will be treated as capital gain or loss to the Permitted Family Member, long- or short-term depending on the length of time the shares have been held by the Permitted Family Member. If transfers of other awards are permitted, Participants will be directed to consult their own tax advisors.

   Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limitation of $1,000,000 on the amount of compensation payable to each of the named executive officers in the table under "Executive Compensation" that the Company may deduct for federal income tax purposes. The limit does not apply to certain performance-based compensation paid under a plan that meets the requirements of the Code and regulations promulgated thereunder. While the Incentive Plan generally complies with the requirements for performance-based compensation, options granted at less than 100% of fair market value and stock awards granted under the Incentive Plan will not satisfy those requirements.

Termination and Amendment

   No option or stock award may be granted and no performance shares may be awarded under the Incentive Plan after July 11, 2006. The Board of Directors may amend or terminate the Incentive Plan at any time, but an amendment will not become effective without Stockholder approval if the amendment materially (i) increases the number of shares of Common Stock that may be issued under the Incentive Plan (other than an adjustment as described above), (ii) changes the eligibility requirements, or (iii) increases the benefits that may be provided under the Incentive Plan.

          THE PROFITS-ONLY OPERATING PARTNERSHIP UNITS ("POPS") PLAN

   As of March 29, 2000, the Board of Directors approved the MeriStar Hospitality Corporation Profits-Only Operating Partnership Units Plan (the "POPs Plan"). The purpose of the POPs Plan is to (i) attract and retain officers, directors, employees and consultants of the Company and its participating affiliates and (ii) enable such individuals to acquire an equity interest in and participate in the long-term growth and financial success of MeriStar Hospitality Operating Partnership, L.P. (the "Operating Company").

Profits-Only Operating Partnership units

   Pursuant to the POPs Plan, officers, directors, employees and consultants of the Company are eligible to receive restricted Profits-Only OP Units ("POPs") of the Operating Company. A holder of POPs normally will be entitled to receive special allocations of gain on specified dispositions of operating partnership property (including gain on revaluations of partnership property) until such time as the partnership capital account attributable to each unit is equivalent to the value of a regular OP unit at the time the POPs were issued; thereafter, the holder will receive allocations of gain and loss on specified dispositions and upon partnership revaluations based on the holder's percentage interest in the operating partnership attributable to the units. A holder of POPs will be entitled to regular distributions, in the discretion of the Company as general partner of the operating partnership and subject to the distribution priorities for other classes of partnership interests, equal to the holder's percentage interest of the proceeds from the sale of partnership property with respect to which allocations are made to such holder. POPs are subject to the transfer restrictions contained in the operating partnership agreement as well as to those additional transfer restrictions described below that are imposed by the POPs Plan and the agreement pursuant to which the POPs are granted. Holders of POPs will be entitled to exchange the POPs held by them for cash or, at the option of the Company, for shares of the Company's Common Stock, based upon an exchange formula and the satisfaction of other conditions contained in an exchange rights agreement entered into by such holders and the Company.

Administration

   The POPs Plan is administered by the Compensation Committee. The Compensation Committee may delegate to one or more officers or managers of the Company or an affiliate of the Company, or to a committee of such officers or managers, its authority to administer the POPs Plan. As used in this summary, the term "Administrator" means the Compensation Committee or its delegate, as appropriate.

Eligibility

   Each officer, director, employee or consultant of the Company or a participating affiliate of the Company is eligible to participate in the POPs Plan ("Participants"). The Administrator may from time to time grant restricted units to Participants. As of April 11, 2002, the class of Participants consisted of approximately 30 persons.

Restricted Units

   A Participant's rights in a POPs award will be nontransferable or forfeitable or both unless certain conditions prescribed by the Administrator are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives. Generally, if any conditions remain unfilled with respect to any units awarded to a Participant at the time that Participant's employment with the Company and its participating affiliates is terminated, those units will be forfeited. The Compensation Committee may, however, provide for complete or partial exceptions to this forfeiture provision.

Transferability

   Awards granted under the POPs Plan are generally nontransferable. The Administrator may, however, permit transfers to a Participant's immediate family and certain other permitted transferees.

Unit Authorization

   At any given time, the maximum number of POPs that may be granted under the POPs Plan is 1,000,000. This limitation and the terms of outstanding awards will be adjusted, as the Administrator deems appropriate, in the event of a dividend or other distribution by the Operating Company or recapitalization, merger, consolidation, issuance or exchange of POPs or other ownership interests of the Operating Company or other similar event.

Termination and Amendment

   The Administrator may amend, alter, suspend, discontinue or terminate the POPs Plan at any time provided that no such action which would materially adversely effect the rights of any Participant shall be effective without the written consent of the affected Participant.

                             EMPLOYMENT AGREEMENTS

   The Company entered into employment agreements with Mr. Whetsell as of October 1, 2002, Mr. Emery as of April 1, 2000 (as amended October 1, 2001), and Mr. Wiles as of August 3, 1998. With respect to Mr. Whetsell, the agreement has an initial term of three and one-half years with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. Mr. Emery's agreement provides for an initial term of three years with automatic renewals on a year-to-year basis thereafter, unless terminated in accordance with its terms. Mr. Wiles' agreement provides for an initial term of one year and automatically extends on a day-to-day basis so that there is a rolling one-year term; however, in no event will the term of Mr. Wiles' employment agreement extend beyond December 31, 2003 or until terminated in accordance with its terms. Certain material terms of these agreements are as follows:

Base Salary

   Mr. Whetsell receives a base salary of $285,000 per year. Mr. Whetsell will also receive a base salary of $190,000 per year as an employee of MeriStar Hotels & Resorts, Inc. Mr. Emery receives a base salary of $230,000 per year. Mr. Emery will also receive a base salary of $230,000 per year as an employee of MeriStar Hotels & Resorts, Inc. Mr. Wiles receives a base salary of $300,800 per year. Each base salary will be subject to review annually.

Annual Incentive Bonus

   Each executive is eligible to receive an annual incentive bonus at the following targeted amounts of base salary:

                                                     Maximum
                                    Threshold         Bonus
                                     Target   Target Amount
                                    --------- ------ -------
                   Paul W. Whetsell   25.0%   165.0% 200.0%
                   John Emery......   25.0%   112.5% 137.5%
                   Bruce G. Wiles..   25.0%   100.0% 125.0%

   The amount of the annual bonus is based on the achievement of predefined operating or performance goals and other criteria to be established by the Compensation Committee of the Board of Directors.

Restricted Stock/POPs

   In the case of Mr. Whetsell, at the discretion of the Compensation Committee, he will be granted a minimum of 125,000 and a maximum of 200,000 POPs, awarded on May 1, 2002, 2003 and 2004, vesting over three years. Future grants will be at the Board's discretion. Mr. Whetsell will also receive an amount, paid quarterly, for each POP that has been granted to him equal to the dividend rate that the Company pays to its shareholders for the corresponding quarter.

Long-Term Incentives

   Each executive is eligible to participate in the Incentive Plan. Awards are made at the discretion of the Compensation Committee. As officers of MeriStar Hotels & Resorts, Inc., Messrs. Whetsell, Emery and Wiles also are eligible to participate in the MeriStar Hotels & Resorts, Inc. Incentive Plan.

Certain Severance Benefits

   If at any time during the term of their respective employment agreements or any automatic renewal period, the employment of Messrs. Whetsell, Wiles or Emery is terminated, he shall be entitled to receive the benefits described below.

   Termination by the Company Without Cause or by the Executive for Good Reason. If Mr. Whetsell is terminated without cause or voluntarily terminates for "good reason," he is entitled to a lump-sum payment equal to the product of
(x) the sum of (A) his then annual base salary and (B) the amount of his bonus for the preceding year multiplied by (y) the greater of (A) two and one half (21/2) or (B) a fraction, the numerator of which is the number of days remaining in the term of the employment agreement, without further extension, and the denominator of which is 365. In addition, all of his unvested options and restricted stock will immediately vest and become exercisable for a period of one year thereafter, and shares of restricted stock previously granted to him will become free from all contractual restrictions, effective as of the termination date. In addition, the Company will continue in effect certain benefits under the employment agreement, including, but not limited to, health insurance plans or their equivalent for a period equal to the greater of two and one-half (2 1/2) years or the remaining term of the employment agreement, without further extension, or the date on which he obtains health insurance from a substitute employer. All ungranted POPs that were to be granted on May 1, 2002, 2003 or 2004 (assuming 165,000 POPs were to be granted each year) will be immediately granted and vested, all unvested POPs will immediately vest, and all POPs of the Company held by Mr. Whetsell at termination will be converted to Common OP Units of the Partnership or Common Stock and shall become free from all contractual obligations.

   If Mr. Emery is terminated without cause or voluntarily terminates with "good reason," he is entitled to a lump-sum payment equal to the product of (x) the sum of (A) his then annual base salary and (B) the amount of his bonus for the preceding year multiplied by (y) the greater of (A) two (2) or (B) a fraction, the numerator of which is the number of days remaining in the term of the employment agreement, without further extension, and the denominator of which is 365. In addition, all of his unvested options and restricted stock will immediately vest and become exercisable for a period of one year thereafter and shares of restricted stock previously granted to him will become free from all contractual restrictions, effective as of the termination date. In addition, the Company will continue in effect certain benefits under the employment agreement, including, but not limited to, health insurance plans or their equivalent for a period equal to the greater of two (2) years or the remaining term of the employment agreement, without further extension, or the date he obtains heath insurance coverage from a subsequent employer.

   If Mr. Wiles is terminated without cause or voluntarily terminates with "good reason," he will be entitled to receive (i) a lump-sum payment equal to one time his annual base salary, (ii) the amount of his bonus for the preceding year, (iii) immediate vesting and exercisability of all unvested stock options and certain restricted stock awards and (iv) the continuance of health insurance benefits under his employment agreement, but only until the earlier of (x) one year from the end of the term of his employment agreement or (y) the date on which he obtains health insurance coverage from a subsequent employer.

   Termination Due to Death or Disability. Upon termination due to death or disability, each executive or his estate will receive a lump-sum payment equal to the executive's base salary, plus the pro rata portion of his bonus for the fiscal year in question, in addition to payment for one year of any other compensation due the executive pursuant to his employment contract. Any unvested portion of such executive's stock options and restricted stock will vest immediately and become exercisable for a period of one year thereafter, and the shares of restricted stock previously granted to the executive will become free from all contractual restrictions. In the case of Mr. Whetsell, all ungranted POPs that were to be granted to him on May 1, 2002, 2003 or 2004 (assuming 165,000 POPs were to be granted each year) will be immediately granted and vested, all unvested POPs will immediately vest, and all POPs of the Company held by Mr. Whetsell at termination will be converted to Common OP Units of the Partnership or Common Stock and shall become free from all contractual restrictions.

   Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, each executive will receive the accrued and unpaid amount of his base salary through the termination date. Any unvested options will terminate immediately, and any vested options held by the executive will expire ninety (90) days after the termination date. In the case of Mr. Whetsell's voluntary termination, all POPs granted through the date of termination shall immediately vest and convert into Common OP Units of the Partnership or Common Stock.

   Termination Following a Change in Control. If (1) Mr. Whetsell or Mr. Emery is terminated without cause within 24 months following a "Change in Control,"
(2) if Mr. Whetsell or Mr. Emery voluntarily terminates with "good reason" (within 24 months in the case of Mr. Emery or within 6 months in the case of Mr. Whetsell) following a Change of Control, (3) if Mr. Whetsell's title or responsibilities change during the 2-year period following the Change of Control and Mr. Whetsell within 6 months following such change terminates the agreement, or (4) if Mr. Whetsell's employment by MeriStar Hotels & Resorts, Inc. is terminated and the Company does not agree to pay Mr. Whetsell the equivalent of his then-current salary with MeriStar Hotel & Resorts, Inc. Mr. Whetsell or Mr. Emery will receive the following benefits: (i) a lump-sum payment equal to the product of (x) the sum of (A) his then annual base salary or (B) the amount of his bonus for the preceding year, or if the term of the employment agreement is terminated in its initial year his target bonus for such year, multiplied by (y) the greater of (A) three and one-half (3 1/2) in the case of Mr. Whetsell, or three (3) in the case of Mr. Emery and (B) a fraction, the numerator of which is the number of days remaining in the term of the employment agreement, without further extension, and the denominator of which is 365; (ii) all unvested stock options and shares of restricted stock held by him will immediately vest and be exercisable for a period of one year thereafter and shares of restricted stock previously granted to him will become free from contractual restrictions; and (iii) the continuance of certain benefits under the employment agreement, including, but not limited to, health insurance plans or their equivalent for a period equal to the greater of two
(2) years in the case of Mr. Emery and two and one-half (21/2) years in the case of Mr. Whetsell, or the remaining term of the employment agreement, without further extension, or if he obtains health insurance from a subsequent employer. In the case of Mr. Wiles, he would be entitled to the same type of benefits provided the termination occurred within 18 months of the Change in Control, except his lump-sum payment will be two times the sum of his then-annual base salary plus bonus.

   Change in Control Payments. In the case of Mr. Whetsell, Mr. Emery or Mr. Wiles, in the event that any accelerated vesting of his rights with respect to stock options, restricted stock or any other payment, benefit or compensation results in the imposition of an excise tax payable by the executive under section 4999 of the Internal Revenue Code, or any successor or other provision with respect to "excess parachute payments" within the meaning of section 280G(b) of the Internal Revenue Code, MeriStar will make a cash payment to him in the amount of such excise tax (the "Excise Tax Payment") and shall also make a cash payment to him in an amount equal to the total of federal, state and local income and excise taxes for which he may be liable on account of such Excise Tax Payment.

   No set-off requirements. In the case of Mr. Whetsell, Mr. Emery or Mr. Wiles, in the event of termination of his employment, he will not be required to seek alternative employment and, in the event he does secure other employment, no compensation or other benefits received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company under the employment agreements.

   Non-solicitation. Mr. Whetsell may not, during his employment and for a period of twenty-four months thereafter, solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of Mr. Whetsell's agreement, who was an employee of a Company Affiliate (other than a person whose employment whose employment has been terminated) to become employed by any person, firm or corporation.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Company's executive compensation program provides competitive levels of compensation designed to integrate pay with the Company's annual and long-term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance; motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement; providing compensation opportunities which are competitive to those offered in the marketplace, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and, aligning the interest of executives with the long-term interests of the Company's stockholders.

   In the interest of balancing all key stockholder interests, the Compensation Committee believes that the compensation of the executive officers of the Company, along with the compensation of other officers, should be comprised of a combination of base salary, short-term annual incentive bonus, long-term stock options, stock appreciation rights and restricted stock under the Incentive Plan and POPs under the POPs Plan. While these elements are balanced in total in comparison to other comparable organizations, the Compensation Committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward officers for the creation of long-term stockholder value in excess of other comparable organizations.

Base Salary

   In determining the appropriate amount of fixed base pay for officers, the Compensation Committee compared the officers' base salaries with those paid to other executives in the hospitality industry.

Incentive Bonus

   Employees of the Company are eligible to receive cash bonuses upon fulfillment of predetermined corporate and individual goals. For executive officers the cash bonuses are governed by their employment agreements. Full bonus payouts will be made only if the Company's performance goals are exceeded. Bonuses will not be available if minimum performance goals are not met.

Restricted Stock and Operating Partnership Units

   Restricted shares may be granted to officers and other key employees of the Company under the MeriStar Incentive Plan. The Compensation Committee believes that the grant of restricted shares focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. Since the value of a restricted share or a restricted POP bears a direct relationship to the Company's stock price, it serves as an effective long-term incentive, which is highly compatible with the interests of Stockholders, and is therefore an important element of the Company's compensation policy.

   In 1999, the Committee retained the services of an independent outside compensation consulting firm to conduct an executive compensation study (i) to determine the competitiveness of the Company's total compensation package and
(ii) to further link incentive plans with shareholder interests. As part of the study, restricted stock and POPs were granted on December 31, 1999 and in March 2000 (see the Executive Compensation table and, in particular, Note 2 to the table). In addition, in connection with its evaluation of Messrs. Whetsell's and Emery's total compensation, in April 2001 the Committee granted Mr. Whetsell 200,000 POPs and Mr. Emery 150,000 POPs which vest over three years (See the Executive Compensation table and, in particular, Note 4 to the table). The POPs and restricted stock vest over a three-year period.

Stock Options

   Stock options and stock appreciation rights are granted to officers and other key employees of the Company under the Incentive Plan as incentives to promote long-term growth and to increase Stockholder value. The Compensation Committee believes that the grant of options focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. Since the value of an option bears a direct relationship to the Company's stock price, it serves as an effective long-term incentive, which is highly compatible with the interests of Stockholders, and is therefore an important element of the Company's compensation policy. During 2001, none of the executive officers received options under the Incentive Plan.

Chief Executive Officer Compensation

   Mr. Whetsell's base salary as Chairman of the Board and Chief Executive Officer of the Company for 2001 was $285,000 per year. Mr. Whetsell will also receive a base salary of $190,000 per year as an employee of MeriStar Hotels & Resorts, Inc. Taking account of the fact that Mr. Whetsell spends a significant portion of his time in his various capacities at MeriStar Hotels & Resorts, Inc., we believe that Mr. Whetsell's compensation received from the Company is comparable to other chief executive officers in the hotel industry. Mr. Whetsell's base salary for 2002 will be $285,000 per year. Mr. Whetsell will also receive a base salary of $190,000 per year as an employee of MeriStar Hotels & Resorts, Inc. Taking account of the fact that Mr. Whetsell will continue to spend a significant portion of his time in his various capacities at MeriStar Hotels & Resorts, we believe that Mr. Whetsell's compensation will continue to be comparable with that of other chief executive officers in the hospitality industry. Mr. Whetsell's compensation is established by the Compensation Committee.

Tax Deductibility of Compensation

   Section 162(m) of the Code, generally limits the deductibility on the Company's tax return of compensation over $1 million to any of the officers of the Company unless the compensation is paid pursuant to a plan which is performance-related, non-discriminatory and has been approved by the Company's Stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted. The Compensation Committee has the authority to award compensation in excess of the $1 million limit, regardless of whether that compensation will be deductible, if the Compensation Committee determines in good faith that the compensation is appropriate to incentivize and compensate the recipient.

                                          The Compensation Committee
                                          William S. Janes, Chairman
                                          James R. Worms

                               PERFORMANCE GRAPH

   The following graph compares the cumulative annual return of the Common Stock since August 20, 1996, the date CapStar Hotel Company, the Company's predecessor, began trading on the New York Stock Exchange, with the cumulative total return of the New York Stock Exchange Market Value Index ("NYSE Market Index") and the Company's peer group (the "Peer Group") index over the same period, assuming an initial investment of $100 on August 20, 1996, with all dividends reinvested. The Peer Group consists of Host Marriott Corporation, Felcor Lodging Trust, Inc., Boykin Lodging Inc., InnKeepers USA Trust, and RFS Hotel Investors, Inc. The Company believes that the Peer Group represents the Company's principal competitors in the hotel ownership segment of the hospitality industry. In addition, the Peer Group is comprised of publicly traded companies whose market capitalizations and principal lines of business are comparable to those of the Company.

                                    [CHART]

                 MERISTAR HOSPITALITY      PEER GROUP INDEX    NYSE MARKET INDEX
                 --------------------      ----------------    -----------------
1996                     100.00                 100.00             100.00
1997                     174.84                 118.30             131.56
1998                      99.30                  87.30             156.55
1999                      95.81                  63.20             171.42
2000                     130.34                 100.93             175.51
2001                     103.57                  80.29             159.87


Assumes $100 invested on August 20, 1996.
Assumes Dividend Reinvested.
--------
(1) Index calculations for the period from August 20, 1996 to August 3, 1998 relate to the stock price of CapStar Hotel Company. CapStar Hotel Company and American General Hospitality Corporation merged on August 3, 1998 to create the Company.

                                PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   At the Annual Meeting, the stockholders will vote on the ratification of the appointment of KPMG, LLP ("KPMG") as independent auditors to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2002.

   The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG to serve as our independent auditors for 2002, subject to the approval of our stockholders. KPMG has been the independent auditors of the Company since August 1998. A representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement and to answer appropriate questions.

   The following fees were paid to KPMG for the year ended December 31, 2001 (KPMG did not provide consulting services to the Company during 2001):

Audit Fees.....................................................................         $178,000
Financial information systems design and Implementation fees...................               --
All other fees
   Audit Related Fees.......................................................... 349,700
   Other non-audit services (consisting solely of tax compliance and other tax related services)......................................................... 313,800  663,500
                                                                                        --------
Total Fees.....................................................................         $841,500
                                                                                        ========

   The Audit Committee evaluates and considers whether any financial information systems design and implementation services and other non-audit services provided by KPMG to the Company are compatible with maintaining KPMG's independence pursuant to Independence Standards Board Standard No. 1.

   The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of the independent auditors.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

   Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In performing these responsibilities, the Audit Committee necessarily relies on the work and assurances of the Company's management and the independent accountants.

   In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent accountants the December 31, 2001 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

   Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

                                          The Audit Committee
                                          James F. Dannhauser, Chairman
                                          H. Cabot Lodge, III
                                          D. Ellen Shuman

                                PROPOSAL NO. 3
                             STOCKHOLDER PROPOSAL

   The Hotel Employees & Restaurant Employees International Union ("HERE"), having offices at 1219 28/th Street, N.W., Washington, D.C. 20007, owner of 130 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal: /

Resolved:

   "That the shareholders of MeriStar Hospitality Corporation urge the Board of Directors to take the measures necessary to change our Company's jurisdiction of incorporation from Maryland to Delaware".

Supporting Statement

   "Over the last several years, legislative changes to Maryland corporate law, including the 1999 Unsolicited Takeovers Act (the "Act") and the 2000 amendments to Maryland General Corporation Law and the Maryland REIT Law, have increased anti-takeover devices available to real estate investment trusts (REITs) incorporated in Maryland, and eroded some important shareholder rights.

   According to one legal analysis of the 1999 Act, the law "is an explicit break from the Delaware model, which has subjected boards attempting to use takeover defenses to heightened scrutiny and to increasing risks of personal liability. The Act expressly rejects this trend in Delaware law, offering seemingly unqualified protection for incumbent directors and management. It has generated criticism from institutional investors and shareholder activists, who view it as a management entrenchment tool. [Insights, September, 1999]

   As a result of the recent legislation, there are several key ways Maryland corporate law differs from Delaware law regarding anti-takeover issues and shareholder rights (a more detailed analysis is available at www.reform-reits.org):

   When considering the potential acquisition of the company, Maryland law now permits directors to consider the effect of the potential acquisition on non-shareholder constituencies. This provision allows a company to "accept a lower priced offer that the directors believe is more favorable to all of the company's constituencies." [Insights, September, 1999]. Delaware law does not contain a "stakeholder" provision. In addition, the Act explicitly affirms that the "jut say no" legal defense is available to directors in Maryland, rejecting the Delaware courts' heightened scrutiny of directors' decisions to reject unsolicited bids.

   The Act specifically validates shareholders rights plans (or "poison pills"), including a director "slow hand" provision which limits new directors from redeeming or terminating a poison pill for up to 180 days after they become directors. Delaware courts have struck down "slow hand" provisions.

   Unless a company expressly opts out, under the Act the board of directors of a REIT may - without shareholder approval and even if contrary to a company's bylaws or charter - classify the board of directors, require a two-thirds vote for the removal of directors, and give the board the sole power to fill board vacancies occurring for any reason. Under Delaware law, adopting such provisions deviating from the charter would require shareholder approval.

   With the passage of the Act in 1999, Maryland also became the first state in the nation to permit corporate charters to include a provision authorizing the board of directors to amend the charter, without shareholder approval, to increase the authorized shares of stock of any or all classes. Delaware requires shareholder approval to increase authorized shares of stock.

   In light of the recent legislative changes to corporate law in Maryland, we believe reincorporating in Delaware would offer a more appropriate balance between the interests of shareholders, management and directors at our company".

The Board of Directors unanimously recommends that you vote AGAINST the approval of this proposal.

   Your Board of Directors believes that it is in the best interests of the Company and its stockholders to remain incorporated in the State of Maryland, where it has been incorporated since 1996. In addition to the expenses involved in reincorporating to another state, incorporating under the laws of the State of Delaware would subject the Company to Delaware's annual franchise tax, which would cost the Company $150,000 each year. There is no franchise tax in Maryland.

   Maryland is the state of formation for over 60% of all publicly traded REITs, whereas only approximately ten percent of publicly traded REITs are formed under Delaware law. In addition, several publicly traded REITs have reincorporated from other states, including Delaware, to Maryland. We believe that this is in response to both the franchise tax savings and the efforts of the Maryland legislature to adopt comprehensive, flexible corporate and trust laws which are updated to meet changing business needs and are responsive to the needs of stockholders. Maryland has pioneered in developing REIT-friendly laws, including provisions permitting charter restrictions on the transferability of stock, which are necessary to satisfy REIT tax requirements, and provisions which permit a corporation to issue stock to holders for the specific purpose of satisfying REIT tax requirements on stock ownership.

   While the corporation statutes of Delaware and Maryland are similar in many respects, Maryland's corporate statutes have many provisions which are more protective of stockholders than Delaware's. For example, Delaware law permits prohibiting the stockholders from calling special meetings, which Maryland law does not. Maryland corporate law also provides more certainty in many areas. For instance, Maryland law requires that a director of a Maryland corporation perform his duties in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would use under similar circumstances. Delaware has no comparable statute but has developed its standards of conduct for directors through constantly evolving opinions of the Delaware courts.

   In addition, while it is true that Maryland's corporate laws now permit a corporation to include in its charter a provision allowing a board to consider the effect of a potential acquisition on non-stockholder constituencies and a provision permitting directors to increase or decrease the authorized number of shares of stock a corporation may issue without stockholder approval, the Company does not currently have such provisions in its charter and cannot include such provisions in its charter without stockholder approval. The provisions of the Act addressing classified boards, director removal and the filling of vacancies are also inapplicable to the Company as these matters were provided for in the charter of the Company prior to the adoption of the Act and require both board and stockholder approval to amend.

   The so-called "anti-takeover" provisions of Maryland law were passed to encourage a potential acquirer to negotiate with a corporation's board of directors because the board, as the stockholders' elected representatives and with more information than any one stockholder, is in the best position to negotiate the most favorable deal on behalf of all stockholders. Nonetheless, the Maryland legiature provided for statutory mechanisms to "opt out" of the ability to take advantage of these provisions to allow Maryland corporations even further flexibility. The Company has not adopted a stockholder rights plan.

   In light of the comprehensive, flexible, modern nature of the Maryland corporate law and the negative economic impact to the Company resulting from a re-incorporation, your Board believes it is in the best interests of the Company and its stockholders to remain incorporated in Maryland.

   The Board of Directors unanimously recommends that you vote AGAINST this stockholders proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in their proxies.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships among Officers and Directors

   Messrs Whetsell and Emery are executive officers, directors and stockholders of MeriStar Hotels & Resorts, Inc., manager of all of the Company's hotels. Mr. Jorns is a director and stockholder of MeriStar Hotels & Resorts. Mr. Wiles is an executive of MeriStar Hotels & Resorts and a holder of limited partnership interests in the operating partnership of MeriStar Hotels & Resorts. In fiscal 2001, the Company paid an aggregate of $26.3 million in management fees to MeriStar Hotels & Resorts. MeriStar Hotels & Resorts has a revolving credit agreement with the Company under which the Company may lend MeriStar Hotels & Resorts up to $50 million for general corporate purposes. As of January 1, 2002, MeriStar Hotels and Resorts also owes the Company $13.1 million pursuant to a Term Note.

   Mr. Jorns is a director, Vice-Chairman and Stockholder of the Company. On August 3, 1998, the Company entered into an employment agreement with Mr. Jorns for a term of 5 years, expiring on August 3, 2003. After the initial term, Mr. Jorn's agreement renews automatically on a year-to-year basis. Mr. Jorns receives a base salary of $135,000 per year. The termination and severance provisions in Mr. Jorns' agreement are similar to those in Mr. Whetsell's agreement. Mr. Jorns is also the Vice Chairman of MeriStar Hotels & Resorts and receives a base salary of $90,000 from that company.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 15, 2002 by (i) all persons known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director who is a Stockholder, (iii) each of the Named Executive Officers, and
(iv) all directors and executive officers as a group.

                                                         Shares Beneficially Owned
                                                         ------------------------
Name & Address of Beneficial Owner                          Number      Percentage
----------------------------------                        ---------     ----------
Franklin Resources, Inc.(1)............................. 4,264,121         9.1%
European Investors, Inc(2).............................. 3,121,700         7.0%
Capital Group International Inc.(3)..................... 2,901,770         6.5%
J. Taylor Crandall(4)...................................   238,902           *
John Emery(5)...........................................   310,838           *
William S. Janes(6).....................................    36,646           *
Steven D. Jorns(7)......................................   308,316           *
H. Cabot Lodge III(8)...................................    20,976           *
Paul W. Whetsell(9).....................................   755,153         1.5%
James R. Worms(8).......................................    33,704           *
Bruce G. Wiles(10)......................................   382,132           *
D. Ellen Shuman(11).....................................     2,500           *
James F. Dannhauser(12).................................    12,501           *
Executive officers and directors as a group (10 persons) 2,101,668         4.2%

--------
 * Represents less than 1% of the class.
(1) Beneficial Ownership information is based on Schedule 13G/A jointly filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. (all located at One Franklin Parkway, San Mateo, California 94403), dated February 14, 2002.
(2) Beneficial Ownership information is based on Schedule 13G filed by European Investors, Inc. (located at 717 5th Avenue, New York, New York 10022), dated February 13, 2002.
(3) Beneficial Ownership information is based on Schedule 13G filed jointly by Capital Group International, Inc. and Capital Guardian Trust Company (both located at 11100 Santa Monica Blvd, Los Angeles, California 90025), dated February 11, 2002.
(4)Includes 53,068 shares held by Cherwell Investors, Inc. ("Cherwell"), 75,260 shares held by Penobscot Partners, L.P. ("Penobscot"), 100,000 shares held by PTJ Merchant Banking Partners, L.P. ("PTJ Merchant") and 4,067 shares held by Group 31, Inc. Mr. Crandall is the President and sole shareholder of Group 31, Inc. and the President and sole shareholder of PTJ, Inc., which is the sole general partner of PTJ Merchant. PTJ Merchant is the sole general partner of Penobscot. Mr. Crandall is also the President and sole stockholder of Acadia MGP, Inc., which is the managing general partner of Acadia FW Partners, L.P., which is the sole stockholder of Cherwell.
(5)Includes (i) 235,731 shares of Common Stock that have vested under options granted and (ii) 35,168 shares of unvested restricted Common Stock that constitute stock awards. On October 1, 2001, Mr. Emery terminated 205,936 options with exercise prices ranging from $21.38 to $29.44 per share.
(6)Includes 27,501 shares of Common Stock that have vested under options granted.
(7)Includes 5,001 shares of Common Stock that have vested under options granted. On December 1, 2001, Mr. Jorns terminated 603,743 options with exercise prices ranging from $20.94 to $32.08 per share.
(8)Includes 20,976 shares of Common Stock that have vested under options granted.
(9)Includes (i) 483,333 shares of Common Stock that have vested under options granted and (ii) 68,000 shares of unvested restricted Common Stock that constitute stock awards. On October 1, 2001, Mr. Whetsell terminated 453,743 options with exercise prices ranging from $21.38 to $29.44 per share.
(10) Includes (i) 216,667 shares of Common Stock that have vested under options granted, (ii) 26,834 shares of unvested restricted Common Stock that constitute stock awards and (iii) 5,758 operating partnership units. On October 1, 2001, Mr. Wiles terminated 265,095 options with exercise prices ranging from $20.94 to $31.42 per share.
(11) Includes 2,500 shares of Common Stock that have vested under options granted.
(12) Includes 12,501 shares of Common Stock that have vested under options granted.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors and executive officers of the Company, and persons who own more than 10% of the issued and outstanding shares of Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission ("SEC"). Directors, executive officers and greater than 10% Stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) forms they file.

   Based on a review of the copies of the forms furnished to the Company or representations by reporting persons, all of the filing requirements applicable to its officers, directors and greater than 10% Stockholders were met for the 2001 fiscal year except for a Form 3 filed by Ms. Shuman and Form 4s filed by Messrs. Dannhauser, Doctoroff, Janes, Jorns, Lodge and Worms and Ms. Shuman.

                                 MISCELLANEOUS

Proxy Solicitation

   The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, executive officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

Annual Report

   The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2001 is being forwarded to each Stockholder with this Proxy Statement.

Stockholder Nominations and Proposals for Next Annual Meeting

   The Company's Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice (including certain specified information) generally must be delivered to the Secretary of the Company, at its principal executive offices, not later than the 120th day prior to the first anniversary of the date of the previous year's proxy statement and going back 120 days. Accordingly a stockholder nomination or proposal intended to be considered at the 2003 Annual Meeting must be received by the Secretary prior to the close of business on December 30, 2003. The Secretary of the Company will provide a copy of the Company's Charter and Bylaws upon written request and without charge.

Other Matters

   The Board of Directors does not intend to bring any matter before the Annual Meeting other than as set forth in the Notice of Annual Meeting and as described in this Proxy Statement and other than matters incidental to the conduct of the meeting. However, if any other matter should properly come before the Annual Meeting, the persons named as proxies in the accompanying Proxy intend to vote in accordance with their discretion on any such matter.

                                          /s/ Christopher Bennett
                                          Christopher L. Bennett
                                          Secretary

April 16, 2002

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO CHRISTOPHER L. BENNETT, SECRETARY, MERISTAR HOSPITALITY CORPORATION, 1010 WISCONSIN AVENUE, N.W., WASHINGTON, D.C. 20007.

                                      PROXY

                        MERISTAR HOSPITALITY CORPORATION
                           1010 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20007

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of MeriStar Hospitality Corporation, a Maryland corporation (the "Company"), hereby appoints Paul W. Whetsell and Christopher L. Bennett, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Latham Hotel, 3000 M Street, N.W., Washington, DC 20007, on May 23, 2002, at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if physically present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast for each of the nominees for director, for the ratification of the appointment of KPMG, LLP as independent auditors for the Company ending December 31, 2002, against ratification of a stockholder proposal to take measures necessary to change the Company's jurisdiction of incorporation from Maryland to Delaware, and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has no reason to believe that any nominee will be unable to serve if re-elected. In the event any nominee is unable to serve or for good cause will not serve, the proxies may vote for the election of a substitute nominee designated by the Board of Directors.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY. YOU MAY USE THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE.
                                SEE REVERSE SIDE

The Board of Directors recommends votes "FOR ALL NOMINEES", "FOR" the ratification of the appointment of KPMG, LLP as independent auditors for the Company for the fiscal years ending December 31, 2002, and "AGAINST" ratification of a stockholder proposal to take measures necessary to change the Company's jurisdiction of incorporation from Maryland to Delaware, all as more fully set forth in the accompanying Proxy Statement.

[X] Please mark votes as in this example.                 FOR                WITHHOLD VOTE
                                                          ALL NOMINEES       FOR ALL NOMINEES

(1)  Re-election as directors of the Company                                                      (To withhold voting for any
of  Bruce Wiles, James F. Dannhauser and                  [_]                [_]                  individual nominee, mark here
John Emery, to serve three-year terms expiring                                                    [_] and strike through the name
at the Annual Meeting in 2005 and until their                                                     of such nominee to the left).
successors are duly elected and qualified and
J. Taylor Crandall to serve a one-year term
expiring at the Annual Meeting in 2003, and
until his successor is duly elected and qualified.

(2)  Ratifying the appointment of KPMG LLP                FOR [_]            AGAINST [_]          ABSTAIN [_]
as independent auditors for the Company for the
fiscal year ending December 31, 2002.


(3)  Ratification of the stockholder proposal to          FOR [_]            AGAINST [_]          ABSTAIN [_]
take measures necessary to change the Company's
jurisdiction of incorporation from Maryland to
Delaware.

                                                          Please sign exactly as name appears hereon. Joint owners should each sign. Executors, Administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation or other entity, please sign in full entity name by a duly authorized officer.

  [_] CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.

                                                     Dated:               , 2002
                                                           ---------------


                                                     ---------------------------
                                                     (SIGNATURE)


                                                     ---------------------------
                                                     (SIGNATURE)